Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-1 of Williams Partners L.P. for the registration of 5,750,000 common units representing limited partner interests, of our report dated April 22, 2005, with respect to the financial statements of Williams Partners Predecessor, our report dated April 22, 2005, with respect to the financial statements of Discovery Producer Services LLC, our report dated April 22, 2005, with respect to the balance sheet of Williams Partners GP LLC, and our report dated April 22, 2005, with respect to the balance sheet of Williams Partners L.P. included in the Registration Statement on Form S-1 (Registration No. 333-124517) on May 2, 2005, as amended.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
August 16, 2005